UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15/A


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 34-0-20552

                      Saxon Asset Securities Trust 1997-3
             Mortgage Loan Asset Backed Certificates, Series 1997-3 (Exact name of registrant as specified in its charter)

            4880 Cox Road, Glen Allen, Virginia 23060 (804) 967-7400
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Mortgage  Loan Asset Backed  Certificates,  Series 1997-3
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     x
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6

    Approximate number of holders of record as of the certification or notice date: 46

    Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Saxon Asset Securities Trust 1997-3 Mortgage Loan Asset-Backed Certificates, Series 1997-3, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  August 12, 1998              By: /s/ Bradley D. Adams
                                         Bradley S. Adams, Vice President